CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form Post Amendment No. 1, of our report dated June 15, 2017 with respect to the audited balance sheet of Majulah Investments, Inc. as of February 28, 2017 and the related statements of operations, changes in stockholder’s deficit and cash flows for the period from August 31, 2016 (Inception) through February 28, 2017. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 28, 2018